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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G
                             (Amendment No. 2)/1/

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13D-1(B) AND (C) AND (D) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)


                            NBC Capital Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $1.00 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  628729-10-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                March 22, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)

-------------------
   /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.
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  CUSIP NO. 628729-10-5           13G            PAGE   2   OF   6   PAGES
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 1.   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      National Bank of Commerce Employee Stock Ownership Plan
      64-6190184
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 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [_]
         (b) [_]

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 3.   SEC USE ONLY



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 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


         Mississippi
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                     5.   SOLE VOTING POWER     None

     NUMBER OF

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER     316,456
   BENEFICIALLY

     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER     None

    REPORTING

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER     316,456
       WITH

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 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         316,456 shares as of April 3, 2001
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [_]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.1%
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12.   TYPE OF REPORTING PERSON*

         EP
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  CUSIP NO. 628729-10-5           13G            PAGE   3   OF   6   PAGES
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Item 1.

     (a) Name of Issuer:

         NBC Capital Corporation.

     (b) Address of Issuer's Principal Executive Offices:

         301 East Main Street
         Starkville, Mississippi 39760

Item 2.

     (a) Name of Person Filing:

         National Bank of Commerce Employee Stock Ownership Plan.

     (b) Address of Principal Business Office or, if none, residence:

         c/o National Bank of Commerce
         P.O. Box 631
         Columbus, Mississippi 3939703-0631

     (c) Citizenship:

         Mississippi

     (d) Title of Class of Securities:

         Common Stock, $1.00 Par Value Per Share.

     (e) CUSIP Number:

         628729-10-5

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

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  CUSIP NO. 628729-10-5           13G            PAGE   4   OF   6   PAGES
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     (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     (a)  Amount beneficially owned:

          316,456 shares as of April 3, 2001.

     (b)  Percent of class:

          5.1% (Based on total outstanding shares of 6,222,632 as of March 23, 2001, as reported in NBC Capital Corporation's 10-K for the year ended December 31, 2000.)

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:     0

          (ii)  Shared power to vote or to direct the vote:     316,456

          (iii) Sole power to dispose or to direct the disposition of:     0

          (iv)  Shared power to dispose or to direct the disposition of: 316,456
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  CUSIP NO. 628729-10-5           13G            PAGE   5   OF   6   PAGES
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Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     All shares beneficially owned by the National Bank of Commerce Employee Stock Ownership Plan are owned on behalf of the beneficiaries of the plan.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not Applicable.

Item 9.  Notice of Dissolution of a Group.

     Not Applicable.

Item 10. Certifications.

     (a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b)  Not Applicable.

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  CUSIP NO. 628729-10-5           13G            PAGE   6   OF   6   PAGES
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              April 4, 2001
                                              ----------------------------------
                                                            (Date)

                                              NATIONAL BANK OF COMMERCE,
                                              EMPLOYEE STOCK OWNERSHIP PLAN

                                              /s/ Kirk Hardy
                                              ----------------------------------
                                              By:    Kirk Hardy
                                              Title: Vice President and
                                                     Trust Officer